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                                                                    EXHIBIT 10.7

[NOVACEPT LOGO]
Healthcare for Women

                                  May 16, 2000

David Renzi
16301 N. 109th Street
Scottsdale, AZ 85259

Dear Dave,

On behalf of the Novacept management team and Board of Directors, we are delighted to make you this offer to join us as the Vice President of Marketing and Sales of Novacept Inc. I have summarized your employment terms below.

POSITION

You will become the Vice President of Marketing and Sales and an officer of the Company, working out of the Company's headquarters in Palo Alto, California. You will have the overall responsibility for the marketing and sales of our products around the world. You will report to the President and CEO of the Company. You agree that to the best of your abilities and experience you will at all times, loyally and conscientiously perform all the duties and obligations required of and from you pursuant to the expressed and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you agree to devote all of your business time and attention to the business of the Company, and, that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the President and CEO. In addition, you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on the Board of Directors of companies and receiving customary compensation in exchange for such services or from serving on Boards of charitable organizations.

START DATE

Your start date for beginning your employment at Novacept will be no later than June 5, 2000.

PROOF OF RIGHT TO WORK

In accordance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your hire date, or our employment relationship with you may be terminated.

COMPENSATION

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Base Salary

Your annual base salary will be $178,200. You will be paid a monthly salary of $14,850. You will also be eligible for annual salary increases.

Bonus

You will be eligible to receive an annual incentive bonus of up to 30% of your base salary. 50% of this bonus will be guaranteed over the next four years, and paid to you on a quarterly basis. However, for any percentage increase in your salary that you might receive in any year, your guaranteed bonus for the next year will be reduced by the same percentage, e.g. a six percent (6%) increase in base salary would reduce the guaranteed bonus from 20% to 14%. Payment of the remainder of the bonus will be based on the achievement of mutually agreed upon objectives.

Stock Options

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 173,000 shares of the Company's common stock with an exercise price equal to the fair market value on the date of the grant. The current fair market value of the Company's common stock as most recently determined by the Board of Directors is $0.475 per share. 173,000 of these shares will vest over 4 years at the rate of 1/8th on the six months anniversary of your employment start date and 1/48th per month thereafter. Vesting of course will depend on your continued employment with the Company. Upon discontinuation of your full time employment with the Company, any unvested shares will be subject to repurchase by the company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company. In the future, you will be eligible to receive additional grants of stock options or purchase rights subject to terms and conditions as the Board of Directors shall determine as of the date of any such grant.

BENEFITS

Insurance Benefits

The Company will provide you with the Company's standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law and you will be requested to enter into the Company's standard Indemnification Agreement giving you such protection.

Vacation

You will be entitled to 3 weeks of paid vacation per year. Pro-rated for the remainder of this calendar year you will be eligible for two weeks (10 days) vacation.

Relocation Expenses

In connection with your relocation from Arizona to the San Francisco Bay area, the company will reimburse you for all the usual and customary relocation expenses. Included are moving of personal property, house hunting trips, travel, expenses associated with the sale of your current residence, costs associated with the purchase of a new residence, mortgage points up to 1 point,

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and other closing costs, etc. These reimbursements will be grossed up to account for your federal and state income taxable liability.

Down Payment Assistance

We understand that you plan to provide assets for a new residence down payment that equal up to 20% of the purchase price of the new residence. The Company will provide you with a forgivable loan of up to $125,000 so that you can meet this 20% down payment requirement. This loan will be given on a pro rata basis over the four years commencing on the date of your employment with the Company or, at your choice, will accumulate interest and be forgiven in the future but no later than the 4 year anniversary of your start date.

Mortgage Assistance

In addition, the Company will give you a mortgage assistance payment of $3,650 per month for the first two years of employment. In year three you will receive a monthly payment of $2,920, in year four a monthly payment of $2,555, and in year five a monthly payment of $2,190

In the event that you terminate your employment with the Company before the end of the first year of employment, you agree to repay the company 100% of the relocation and mortgage assistance costs incurred by the company and to repay the remaining unforgiven portion of the above mentioned loan.

Temporary Living Costs

In order to assist you with any short-term rental housing expense prior to the sale of your home in Arizona, the company will reimburse your cost of housing in the San Francisco Bay area for a period of up to 6 months.

CONFIDENTIALITY OF TERMS

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any confidential information, including any of the terms of this agreement to any person including other employees of the Company. However, you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with services.

AT WILL EMPLOYMENT

Your employment with the Company will be on an "at will" basis, meaning that either you or the company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

CHANGE OF CONTROL

Should the Company undergo a change in control by merger, reorganization, consolidation, sale of assets or otherwise, in which 50% or more of the ownership of the company is controlled by one entity, your unvested stock would immediately vest in full, prior to the change in control and become exercisable.

TERMINATION/SEVERANCE

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Should the Company terminate your employment for reasons other than cause you will receive 6 months salary and healthcare benefits. In addition, your mortgage assistance would continue for one year.

Dave, I believe this represents our discussion and is an exceptionally attractive package, especially when coupled with the equity appreciation opportunity and the higher probability of success now that you are joining the Company. We would like to conclude our agreement and extend this offer to expire at 5:00 p.m. on May 19, 2000 if not previously accepted. If these terms are agreeable please sign both copies of this letter and return one to me. We are looking forward to your acceptance and, under your leadership, beginning of the exciting marketing phase of the Company's development.

Sincerely,

David M. Clapper
President and Chief Executive Officer

ACCEPTED AND AGREED

David Renzi

Signature

/s/ David Renzi
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5/16/00
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Date